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                                                                   EXHIBIT 10.37


                                    AGREEMENT

        This Agreement is made by and between Network Associates, Inc. (the "Company"), and you, Zachary Nelson, as of January 1, 2001 (the "Effective Date").

        1. Duties and Scope of Employment.

               (a) CEO of MyCIO.com. As of the Effective Date, you will continue to serve as Chief Executive Officer and President of MyCIO.com, Chief Strategy Officer or in such other senior executive positions with the Company or any of its affiliated entities as you and the Company may mutually agree upon after the Effective Date. You will render such business and professional services in the performance of your duties, consistent with your position within the Company, as shall reasonably be assigned to you by the Board of Directors of the Company and/or the Chief Executive Officer of the Company (the "Board or CEO"). You will devote your full business efforts and time to the Company and such of its subsidiaries as the Board or CEO may designate.

               (b) Special Advisor. On or before December 31, 2001, (i) you may elect to voluntarily resign from your position(s) described in Section 1(a) or
(ii) the Company may remove you from such positions, and from the date of such resignation or removal (the "Transition Date") through the one (1) year anniversary of the Transition Date (the "End Date"), you will serve as a Special Advisor to the Company, with your salary and bonus compensation as described in
Section 6 (a) hereof. As of the Transition Date, if any, you will resign as President and Chief Executive Officer of MyCIO.com or from such other executive positions you accepted as described in Section 1(a) and, although you will remain an employee of the Company through the End Date in your role as Special Advisor, you will relinquish all other officer and director positions with the Company and its affiliates. As a Special Advisor, you will render such business and professional services in the performance of your duties, consistent with your position within the Company, as shall reasonably be agreed upon by you and the Board or CEO. As a Special Advisor, you will no longer be considered an officer for purposes of Section 16 of the Securities Act of 1934, as amended. Additionally, you will no longer be subject to the insider trading policies of the Company or its affiliated entities and shall not be subject to any pre-clearance requirements or trading windows for the purchase or sale of the stock of the Company or its affiliated entities.

                      (i) After the Transition Date, you may, subject to Sections 10, 11, and 12, engage in any other employment or consulting activities for any other entity or person whatsoever. In the event you obtain alternative employment with an employer other than the Company or any of its affiliates at any time prior to the End Date, your role with the Company shall either be governed by this Agreement, or, if mutually agreed upon in writing between you and the Company, by terms which may include, among other things, your change in status from an employee to consultant. Absent Cause for terminating your employment (as defined in Section 6), and subject to your continued compliance with the terms of this Agreement, the Company agrees to use its best faith


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efforts to ensure that you will continue to be an employee, or to otherwise provide consulting or advisory services to the Company, through the End Date.

               (c) Employment Term. The period of your employment under this Agreement (including, if applicable, as a Special Advisor) is referred to herein as the "Employment Term."

        2. At-Will Employment. Your employment with the Company constitutes "at-will" employment. You and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option of either you or the Company.

        3. Employee Benefits and Office.

               (a) Employee Benefits. During the Employment Term, you will be eligible to participate in accordance with the terms of all Company employee benefit plans that are applicable to other employees of the Company, as such plans and terms may exist from time to time, provided you are determined to be an employee of the Company according to the terms of such plans. However, in the event you transition into the role of Special Advisor, you will not accrue any additional vacation under Company's vacation policy after the Transition Date and you shall not be permitted to participate in the Company's 401(k) plan. In the event you are determined to be ineligible as a Special Advisor to participate in the Company's employee benefit plans and subject to compliance with Sections 5, 10, 11, 12 and 15 and Exhibit A, the Company shall provide you with the same level of Company subsidized health (i.e., medical, vision and dental) coverage and executive benefits as in effect for you on the day of such determination through the End Date. If you transition into the role of Special Advisor, then the Company will timely pay all accrued and unused vacation earned through the Transition Date, subject to standard payroll deductions and withholdings.

        4. Compensation.

               (a) Base Salary. During the Employment Term, the Company will pay you as compensation for your services an annual salary of $300,012 (the "Base Salary"). The Base Salary will be paid through payroll periods that are consistent with the Company's normal payroll practices. Your Base Salary will be subject to review and adjustments will be made based upon the Company's normal performance review practices.

               (b) Bonus. You will be eligible for a target bonus of $200,000 in 2001, based upon achieving performance targets to be determined by the Board or CEO. The bonus shall be paid within a reasonable period after each Company fiscal quarter in accordance with past practices assuming that you are in compliance with all of your obligations under this Agreement, including (without limitation) Sections 5, 10, 11, 12 and 15.

               (c) Stock Options. During the Employment Term, your outstanding and unexercised stock options to purchase common stock of the Company or any of its affiliated entities will continue to be subject to the terms and conditions of the stock option plans and the applicable stock option agreements by and between you and the Company (or its related applicable entity). During the Employment Term, accelerated vesting of your stock options will continue to be in effect in the event of a "Change of Control" (as defined in the Change of Control Agreement) subject to the


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terms and conditions of the Employment Agreement entered into between you and the Company on May 11, 1999 (the "Change of Control Agreement"), as amended hereby as further described in Section 13. With respect to your McAfee.com stock options, without making any representations or warranties, it is the Company's understanding that during the Employment Term such stock options will continue to vest according to their terms and that the post-termination exercisability period will not begin while you are employed by the Company under this Agreement or otherwise providing consulting or advisory services to the Company.

               (d) Indemnification and D&O Insurance. The parties agree that you will continue to be covered by the terms and conditions of the Indemnity Agreement entered into between you and McAfee Associates on March 20, 1997 (the "Indemnity Agreement") and that the parties' rights and obligations thereunder are unaffected by this Agreement.

        5. Settlement Agreement and Release. In the event you transition to a role as Special Advisor, then, on the Transition Date, you will sign and deliver to the Company a Settlement Agreement and Release in the form attached as Exhibit A. Execution of the Settlement Agreement and Release shall be a precondition to payment of the severance benefits pursuant to Section 6 or pursuant to Section 5 of the Change of Control Agreement.

        6. Severance.

               (a) Termination other than for Cause. If prior to December 31, 2001, the Company terminates your employment for any reason other than Cause or you resign from your employment as described in the last sentence of Section 6(c), then, subject to your signing the release set forth as Exhibit A and your continued compliance with Sections 5, 10, 11, 12 and 15 and the release set forth as Exhibit A, then (i) you will receive (y) for one (1) year following your termination or resignation, or, (x) if you are serving as Special Advisor on the date of such termination or resignation, through the End Date (said one year period in the event of either (y) or (x) being herein referred to as the "Severance Period"), with respect to your Base Salary, $300,012 or your then current base salary, whichever is greater, and with respect to your bonus, $200,000 or your then current target bonus, whichever is greater, with payments on the same dates such payments would have otherwise been made had you remained employed through the Severance Period; (ii) your stock options to purchase common stock of the Company or any of its affiliated entities shall immediately vest as to the number of shares subject to such options that would have otherwise vested during the Severance Period as if you had remained employed throughout the entire Severance Period and you shall have ninety (90) days following the Severance Period to exercise your right to purchase any or all of your vested but unexercised option shares; (iii) you shall continue to be covered under the accelerated vesting provisions of the Change of Control Agreement through the Severance Period, ignoring the requirement that you remain a Company employee; and (iv) you will receive the same level of Company subsidized health (i.e., medical, vision and dental) coverage and executive benefits as in effect for you on the day of your termination through the Severance Period. You will not receive any other compensation or benefits from the Company except as may be required by law in accordance with established Company plans and policies.

               (b) Voluntary Termination or Termination for Cause. If, prior to December 31, 2001, you voluntarily terminate your employment with the Company for a reason other than as described in the last sentence of Section 6(c) or the Company terminates your


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employment for Cause, or upon termination of your employment for any reason on or after January 1, 2002, then you shall not receive any compensation, benefits or other compensation pursuant to Section 6 (a).

               (c) Definition of Cause. Termination of your employment for "Cause" means termination due to your willful misconduct or gross negligence which is materially injurious to the Company and its affiliated entities taken as a whole and/or your failure to satisfy any of your obligations under this Agreement, including (but not limited to) your obligations under Sections 5, 10, 11, 12 and 15 and, if applicable, Exhibit A; provided, however, that the determination that you have failed to satisfy your obligations under this Agreement must be made in good faith by the Board and you will be given written notice by the Board detailing the specific facts of such breach, and a reasonable opportunity (of least thirty (30) days) to cure same. You will also receive the above-described severance if you resign from your employment as a result of (i) a material reduction in your compensation or benefits, (ii) the movement of your primary work location to a place more than twenty-five (25) miles from your work location at the time this Agreement is executed without your written consent and if you are not serving in the role of Special Advisor as of such date, or (iii) if there is a change, without your written consent, such that you no longer directly report to the Board or CEO.

               (d) Removal of Files. Following your termination of employment, you may remove your personal files from the Company's premises. Any file containing "Employment Information" or "Confidential Information" (both as defined in Section 10) may not be removed from the Company's premises without the written consent of the Board or CEO.

        (e) Excise Tax. If any payment or benefit you would receive pursuant to a Change in Control from the Company or otherwise ("Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then such Payment shall be reduced to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order unless you elect in writing within three (3) business days of the Change in Control a different order: reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of your stock awards unless you elect in writing a different order for cancellation.

                      (i) The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company and you shall equally share all expenses with respect to the determinations by such accounting firm required to be made hereunder.


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                      (ii) The accounting firm engaged to make the
determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as requested by the Company or you. Any good faith determination of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and you.

                      (iii) If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the reduction set forth in this Section 6(e), it shall furnish the Company and you with an opinion reasonably acceptable to you that no Excise Tax will be imposed with respect to such Payment.

        7. Assignment. This Agreement will be binding upon and inure to the benefit of (a) your heirs, executors and legal representatives upon your death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, "successor" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of your rights to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of your right to compensation or other benefits will be null and void.

        8. Notices. All notices, requests, demands and other communications called for hereunder shall be in writing and will be deemed given (a) on the date of delivery if delivered personally, (b) one (1) day after being sent by a well established commercial overnight service, or (c) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

                If to the Company:

                Network Associates, Inc.
                13465 Midway Road
                Dallas, TX  75244

                Attn: General Counsel

                If to you:

                at the last residential address known by the Company and to Steven L. Friedlander, Esq., Cooley Godward LLP, One Maritime Plaza, 20th Floor, San Francisco, CA 94111.

        9. Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.


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        10. Confidentiality.

               (a) Employment Information. During the Employment Term and thereafter, you agree to use your best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, including any documents incorporated by reference and the consideration for this Agreement (the "Employment Information"). You agree to take every reasonable precaution to prevent disclosure of any Employment Information to third parties, and agree that there will be no publicity, directly or indirectly, concerning any Employment Information. Notwithstanding the above, you may disclose Employment Information in confidence to those attorneys, accountants, governmental entities, family members and, if you are serving in your role as Special Advisor, prospective employers who have a reasonable need to know of such Employment Information.

               (b) Confidential Information. During the Employment Term and thereafter, you agree to hold in the strictest confidence, and not use, except for the benefit of the Company to fulfill your employment obligations, or to disclose to any person, firm or corporation without written authorization of the Board any "Confidential Information." You understand that "Confidential Information" means any proprietary Company information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers of the Company on whom you called or with whom you became acquainted during the term of your employment), markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to you by the Company either directly or indirectly in writing or orally. You further understand that "Confidential Information" does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved. You are free to use your own skill, knowledge, know-how and experience to whatever extent and in whichever way you wish, provided such use does not in any way involve the use of Confidential Information. In the event you transition into the role of Special Advisor, the Company will provide such materials to you as are necessary to perform your duties as Special Advisor. As a Special Advisor, the Company does not intend to provide you with any Confidential Information and will not do so without ten (10) business days prior written notice. Nevertheless, to the extent you receive Confidential Information as a Special Advisor, you acknowledge and agree to be bound by this Section 10(b) with respect to such Confidential Information.

        11. Non-Competition and Non-Solicitation. With respect to the businesses of the Company or any of its subsidiaries on either the Effective Date or the date of your termination of employment from the Company and all of it subsidiaries (collectively, the "Businesses"), you agree that during the period beginning on the Effective Date and ending on the date on which you terminate employment, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not engage, participate or invest in (except for any indirect investments as a result of your investments in venture funds or mutual funds) any business activity anywhere in the world that is directly competitive with the principal products or services of the Businesses; provided, however, that the obligations described in this sentence will only apply to you through the Transition Date in the event you become a Special Advisor to the Company, as described in Section 1(b) above. During the period


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beginning on the Effective Date and ending one year after the date on which you terminate employment, you, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (a) not hire or attempt to employ, recruit or otherwise solicit, induce or influence any person to leave employment with the Businesses; and (b) not directly or indirectly solicit business from any of the Businesses' customers and users on behalf of any business that directly competes with the Businesses.

        12. Non-Disparagement. You and the Company agree to refrain from making any negative comments about the other concerning their respective business, products or services, officers, employees and directors and to refrain from any, defamation, libel or slander of the other and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns or tortious interference with the contracts and relationships of the other and their respective officers, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns.

        13. Entire Agreement. This Agreement (including Exhibit A), together with the Change in Control Agreement (as amended hereby), the Indemnity Agreement, the stock option plan under which your options were granted and your stock option agreements, represents the entire agreement and understanding between the Company and you concerning your employment relationship with the Company or any of its subsidiaries, and supersedes and replaces any and all prior agreements and understandings concerning your employment relationship with the Company. The Change of Control Agreement is amended as follows:

               (a) Sections 1 and 4 of the Change of Control Agreement shall remain in effect with respect to the accelerated vesting of options.

               (b) The following provisions are superceded hereby: 2, 3, 6 --14, and 16 - 19.

               (c) If a Termination Upon a Change of Control (as defined in the Change of Control Agreement) shall occur at any time during the Employment Term other than during a Severance Period, then Section 5 of the Change of Control Agreement shall apply.

               (d) If a Change of Control (as defined in the Change of Control Agreement) shall occur during the Severance Period, if any, then Section 5 of the Change of Control Agreement shall not apply (except with respect to the vesting of options pursuant to Section 4 of the Change of Control Agreement). The benefits provided with respect to the Severance Period under this Agreement shall be in lieu of the separation benefits described in Section 5.

               (e) You may not receive benefits under Section 6 (a) of this Agreement, if you are claiming or have claimed benefits under Section 5 of the Change of Control Agreement. You may not receive benefits under Section 5 of the Change of Control Agreement if you are claiming or have claimed benefits under
Section 6 (a) of this Agreement. It is agreed that you may not receive benefits under Section 5 of the Change of Control Agreement unless you first sign the Settlement Agreement and Release in the form attached as Exhibit A.


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        14. Arbitration and Equitable Relief.

               (a) Except as provided in Section 14(d) below, you and the Company agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof will be settled by arbitration to be held in the County of San Francisco, California, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the "Rules"). The arbitrator will allow discovery consistent with the California Arbitration Act or as otherwise required by law in arbitration proceedings. The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator will set forth the essential findings and conclusions on which the decision is based and will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator's decision in any court having jurisdiction.

               (b) The arbitrator will apply California law to the merits of any dispute or claim (with the exception of its conflict of laws provisions). You hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

               (c) The Company will pay the direct costs and expenses unique to arbitration. The Company and you each will pay your own counsel fees and other expenses associated with the arbitration.

               (d) The Company or you may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary to enforce the provisions of this Agreement, without breach of this arbitration agreement and without abridgement of the powers of the arbitrator.

               (e) You understand that nothing in this Section 14 modifies your at-will status. Either the Company or you can terminate the employment relationship at any time, with or without cause.

               (f) YOU HAVE READ AND UNDERSTAND THIS SECTION 14, WHICH DISCUSSES ARBITRATION. YOU UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE TO THE EXTENT PERMITTED BY LAW, TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

                      (i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED;


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NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR
INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION;

                      (ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, AND ANY LAW OF ANY STATE; AND

                      (iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

        15. Cooperation with Company. During and after the Employment Term, you will cooperate fully with the Company in responding to the reasonable requests of the Company's Chairman of the Board, CEO or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company or any of its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems your cooperation necessary or desirable. In such matters, you agree to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, participating in discovery and trial preparation and testimony. You also agree to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such legal proceedings, unless you are expressly prohibited by law from so doing. You will act in good faith to furnish the information and cooperation required by this Section 15 and the Company will act in good faith so that the requirement to furnish such information and cooperation does not create an undue hardship for you. The Company will reimburse you for reasonable out-of-pocket expenses incurred by you as a result of your cooperation, within ten (10) days of the presentation of appropriate documentation thereof, in accordance with the Company's standard reimbursement policies and procedures. The failure by you to cooperate fully with the Company in accordance with this Section 15 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to make additional payments to you becoming null and void. Notwithstanding anything in this Section, it is agreed that (i) if possible the Company will provide you with reasonable advance notice regarding these activities, (ii) any requests made hereunder by the Company will be made in good faith, shall be reasonable and, in the event you transition into a role as Special Advisor, will not unreasonably interfere with your duties to any employer other than the Company or any of its subsidiaries, (iii) that you are at all times able to respond to legal process and otherwise act as required by applicable law, and (iv) this
Section 15 shall not apply to any litigations, arbitrations or mediations, or if a conflict of interests develops, between you and the Company.

        16. No Oral Modification, Cancellation or Discharge. This Agreement may be changed or terminated only in writing (signed by you and the Board or CEO).

        17. Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under this Agreement the full amount of any applicable withholding taxes.


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        18. Governing Law. This Agreement will be governed by the laws of the
State of California (with the exception of its conflict of laws provisions).

        19. Authority. The Company represents and warrants that the person signing this Agreement on its behalf has full authority to act for the Company.

        20. Acknowledgment. You acknowledge that you (i) have read this Agreement, (ii) have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of your own choice or that you voluntarily have declined to seek counsel, (iii) understand the terms and consequences of this Agreement, and (iv) are fully aware of the legal and binding effect of this Agreement.




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        IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

                                    ZACHARY NELSON


                                    /s/ ZACHARY NELSON
                                    ------------------------------------------
                                    Zachary Nelson



                                    NETWORK ASSOCIATES, INC.


                                    By: /s/ KENT H. ROBERTS
                                        --------------------------------------
                                    Name: Kent H. Roberts
                                         -------------------------------------
                                    Title: Vice President and General Counsel
                                          ------------------------------------




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